Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Leggett & Platt, Incorporated Executive Diversified Program and the Leggett & Platt, Incorporated Deferred Compensation Program of Somnigroup International Inc. of our reports dated February 27, 2026, with respect to the consolidated financial statements of Somnigroup International Inc. and the effectiveness of internal control over financial reporting of Somnigroup International Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Dallas, Texas
September 8, 2026